UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2008

SPACEDEV, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28947	84-1374613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13855 Stowe Drive, Poway, California	92064
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 375-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement

On August 15, 2008, we were awarded a multi-year cost plus fixed fee contract with Scaled Composites, LLC of Mojave, CA to provide certain services and goods in order to develop, test and supply technology and hardware relating to hybrid rocket motor systems and component parts and integrate them into the SpaceShipTwo vehicle system design. The spacecraft is being designed by Scaled for Virgin Galactic and is part of a complete space system that also includes the WhiteKnightTwo carrier aircraft.  The contract runs through 2012 and has an initial value of approximately $15 million, with a majority of the work anticipated to be completed over the next two years.

This contract is a follow-on arrangement to the successful SpaceShipOne program.  The goal of the program is to design, build and flight test a SpaceShipTwo suborbital tourism vehicle with a hybrid rocket motor system.  The design of this vehicle is expected to be passed to The SpaceShip Company, a separate joint venture company between Scaled and Virgin, which will be responsible for building the first commercial vehicles for public use.  As part of this contract, we will be re-creating the team that was successful during the SpaceShipOne program and will be providing services to support and enhance the existing hardware, according to a detailed statement of work provided by Scaled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACEDEV, INC.

Date:  August 18, 2008                                                                           By:           /s/ Richard B. Slansky
                  Richard B. Slansky
                  President & Chief Financial Officer